                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]


Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                               PERCEPTRONICS, INC.
                 ----------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    ----------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          _____________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:

          _____________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

          _____________________________________________________________________


     (4)  Proposed maximum aggregate value of transaction:_____________________


     (5)  Total fee paid:______________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:______________________________________________

     (2)  Form, Schedule or Registration Statement No.: _______________________

     (3)  Filing Party: _______________________________________________________

     (4)  Date Filed: _________________________________________________________

                               PERCEPTRONICS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON SEPTEMBER 15, 2000


To The Stockholders:

     The Annual Meeting of Stockholders of Perceptronics, Inc. (the "Company") will be held at the Company's offices located at 21010 Erwin Street, Woodland Hills, California, on September 15, 2000, at 10:00 a.m. for the following purposes:

     1. To elect six directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. The Board of Directors' nominees are Dr. Gershon Weltman, Richard Moskowitz, Dr. Amos Freedy, Dr. John Lyman, Robert Parker and Stanley
          B. Schneider;

     2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of common and preferred shares authorized;

     3. To approve an amendment to the Company's 1999 Stock Option Plan for employees, consultants and advisors to increase the number of shares authorized; and

     4. To transact such other business as may properly come before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business, July 28, 2000, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     EVEN THOUGH YOU MAY EXPECT TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY CARD IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.


GERSHON WELTMAN
Secretary


July 28, 2000

                               PERCEPTRONICS, INC.
                               21010 Erwin Street
                        Woodland Hills, California 91367

                                 PROXY STATEMENT

                               GENERAL INFORMATION

SOLICITATION, REVOCATION AND VOTING OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Perceptronics, Inc. (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held at 10:00 a.m. on September 15, 2000, at the Company's offices located at 21010 Erwin Street, Woodland Hills, California, and at any and all adjournments thereof. It is anticipated that this Proxy Statement and accompanying proxy will first be mailed to stockholders on or about August 10, 2000.

     The accompanying proxy, if properly executed and returned, will be voted as specified by the stockholder or, if no vote is indicated, the proxy will be voted FOR the Board of Directors' nominees for director, FOR the approval of the amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation") and FOR the approval of the amendment to the Company's 1999 Stock Option Plan (the "Plan"). As to any other matter of business that may be brought before the Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the persons voting the same, but management does not know of any such other matter of business. A stockholder may revoke his proxy at any time prior to the voting of shares by voting in person at the Meeting or by filing with the Secretary of the Company a duly executed proxy bearing a later date or an instrument revoking the proxy.

     The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. Banks, brokers, fiduciaries and other custodians and nominees who forward proxy soliciting material to their principals will be reimbursed their customary and reasonable out-of-pocket expenses.

RECORD DATE AND VOTING RIGHTS


     Only stockholders of record of the Company's Common Stock as of the close of business on July 28, 2000 will be entitled to vote at the Meeting. On July 28, 2000, there were outstanding 7,763,760 shares of Common Stock, which constituted all of the outstanding voting securities of the Company, each of which is entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at the Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the existence of a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders (other than the election of directors), but broker non-votes are not counted in determining whether a proposal has been approved. Abstentions and broker non-votes have no effect on the outcome of the election of directors.


     In the election of directors only, each stockholder has the right to cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares he is entitled to vote, or to distribute his votes on the same principle among as many candidates as he sees fit. No stockholder is entitled to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting and such stockholder has given notice at the meeting prior to the voting of his intention to cumulate his votes. See "Stockholder Proposals." The candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, will be elected directors.

     If voting for directors is conducted by cumulative voting, the persons named on the enclosed proxy will have discretionary authority to cumulate and distribute votes among the nominees with respect to which authority was not withheld or, if the proxy either was not marked or was marked for all nominees, among all nominees. In any case, the proxies may be voted for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

                      PROPOSAL ONE - ELECTION OF DIRECTORS

     The six directors to be elected at the Annual Meeting will hold office until the next Annual Meeting of Stockholders and until the election of their respective successors. All proxies received by the Board of Directors will be voted for the nominees listed below if no direction to the contrary is given. In the event that any nominee is unable or declines to serve, an event that is not anticipated, the proxies will be voted for the election of any nominee who may be designated by the Board of Directors.

     Set forth below is information concerning the nominees for director:



NAME                                    AGE        PRINCIPAL OCCUPATION                       DIRECTOR SINCE

Gershon Weltman, Ph.D.                  63         Chairman and President                            1969

Richard Moskowitz                       55         Chief Executive Officer                           2000

Amos Freedy, Ph.D.                      61         Management, American Medical                      1998
                                                   Laboratories, Ltd.

John Lyman, Ph.D.                       79         Professor Emeritus (retired), UCLA                1969

Robert Parker                           71         President, Flyer Group, Inc.                      1992

Stanley B. Schneider                    64         Partner, Gursey, Schneider and Co. LLP            1972


     DR. GERSHON WELTMAN was a co-founder of the Company in 1969. He served as President from 1969 until 1982, when he became Chief Executive Officer and Chairman of the Board. In January 2000, he became President and Chairman of the Board. Prior to forming Perceptronics, Dr. Weltman was a member of the engineering faculty at the University of California, Los Angeles, where he taught human factors engineering and other courses, and an independent consultant to industry in the areas of human factors and biomedical engineering. At Perceptronics, in addition to his executive role, Dr. Weltman has served as scientific and/or technical director for a large number of R&D programs. His work has focused on developing innovative computer-based simulators for individual and team training. Dr. Weltman is currently serving his second two-year term on the U.S. Army Science Board, a group that advises the U.S. Army on scientific and technological issues. Dr. Weltman received a Ph.D. degree in engineering in 1962 from UCLA.

     MR. RICHARD MOSKOWITZ has served as a Director and Chief Executive Officer of Perceptronics since January 2000. Mr. Moskowitz' recent business activities have focused on investing in and participating in start-up companies. He has played an active role in several Internet related ventures including One World Integrated Technologies, an Internet communications and multilevel marketing firm, and Robin Baron Home.com, an Internet decorator-interior design site with both a business-to-consumer and business-to-business revenue model. Before this, Mr. Moskowitz' business interests centered on California Connection, a major women's clothing company of which he was founder and CEO. At California Connection, Mr. Moskowitz headed a design, production and marketing operation of up to 2000 employees, with manufacturing facilities in both the United States and Mexico, supplying a broad variety of clothing products to nationally recognized retail stores and mass merchants. The company grew to over $100 million in annual revenues as a result of his keen marketing and sales abilities. Mr. Moskowitz is based in the New York area, and provides Perceptronics with an enhanced presence in this dynamic business location. He travels frequently to Woodland Hills for company and marketing meetings.

     DR. AMOS FREEDY was a co-founder of Perceptronics in 1969 and served as a Director and executive officer of Perceptronics from 1969 through 1996, when he retired. He has been providing part-time management services to American Medical Laboratories, Ltd., of Tel Aviv, Israel, since 1997. While at Perceptronics, Dr. Freedy specialized in robotics and the practical applications of artificial intelligence technology, and was also the first director of Perceptronics' ongoing, successful R&D program in the area of High Level Architecture software for simulator networking. Dr. Freedy received a PhD in engineering in 1969 from UCLA.

     DR. JOHN LYMAN retired as a Professor Emeritus from UCLA in 1994 where he had been a Professor of Engineering and Applied Science and Professor of Psychology since 1951. From 1969 to 1997, Dr. Lyman served as a consultant on management and new program development to the Company. He is a founding member and past president of the Human Factors and Ergonomics Society and of the Biomedical Engineering Society. Dr. Lyman received a PhD in psychology in 1951 from UCLA.

     MR. ROBERT PARKER has been President and Chief Operating Officer of Flyer Group, Inc., a manufacturer of high-performance military scout vehicles, for the last three years, and President of Outstanding Futures, Inc., a consulting firm, since 1990. In 1990, Mr. Parker retired as Executive Vice President of LTV Aerospace and Defense Company, where he had served more than a dozen years in senior management capacities, including president of its missile division. As a recognized authority on research, science and engineering for the defense industry, Mr. Parker has served on the Defense Science Board since 1985. This advisory panel, appointed by the U.S. Secretary of Defense, provides independent scientific evaluations of advanced defense systems. Mr. Parker also serves on the Advisory Board of Directors for the Association of the U.S. Army, on the Land Warfare Committee, and as a director of the American Defense Preparedness Association. From 1973 to 1977, he was principal deputy director of defense research and engineering in the U.S. Department of Defense. Mr. Parker received an M.S. degree in 1956 from UCLA.

     MR. STANLEY B. SCHNEIDER is a Certified Public Accountant and has been a partner in the Los Angeles accounting firm of Gursey, Schneider and Co. LLP for more than five years. Mr. Schneider is also a director of Chicago Pizza & Brewery, Inc., Jerry's Famous Deli, Inc., The Autry Museum of Western Heritage and P.A.T.H. Mr. Schneider received a B.A. degree in 1958 from UCLA.

INFORMATION CONCERNING BOARD AND COMMITTEE MEETINGS

     The Board of Directors held three meetings and executed nine unanimous written consents during the fiscal year ended March 31, 2000. Messrs. Freedy, Parker and Schneider each did not attend at least one meeting. The Audit Committee is responsible for periodically reviewing the financial condition and the results of audit examinations of the Company with its independent accountants. Stanley Schneider and John Lyman serve on the Audit Committee. The Audit Committee did not meet during the last fiscal year. The members of the Compensation Committee are Messrs. Parker and Lyman. The responsibilities of the Compensation Committee include reviewing and recommending to the Board of Directors the compensation, bonuses and employee benefits of senior management. The Compensation Committee did not meet during the last fiscal year. The Board of Directors also has a Stock Option Committee, consisting of Messrs. Freedy, Lyman and Weltman, which administers the Company's stock option plans and may approve stock option grants. The Stock Option Committee did not meet during the last fiscal year as the Board of Directors served in this capacity. The Company does not have a nominating committee.

DIRECTORS' COMPENSATION

     Directors are not paid cash fees for attending Board of Directors or committee meetings, but they are reimbursed their out-of-pocket expenses for attending such meetings.

     Under the Company's 1999 Directors' Stock Option Plan, on September 14, 1999 and on April 1 of each subsequent year, each non-employee director of the Company was, and will be, automatically granted fully vested, 5-year stock options to purchase 12,500 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Under this plan, each of Messrs. Lyman, Parker and Schneider was granted 12,500 options on September 14, 1999 at an exercise price of $0.625 per share and 12,500 options on April 1, 2000 at an exercise price of $1.156 per share.


                               EXECUTIVE OFFICERS

         The following information is provided with respect to the Company's current executive officers. Officers serve at the discretion of the Board of Directors.

     MR. RICHARD MOSKOWITZ has served as Chief Executive Officer since January 2000. See "Proposal One - Election of Directors."

     DR. GERSHON WELTMAN has served as President and Chairman of the Board since January 2000. See "Proposal One - Election of Directors."

      PROPOSAL TWO - APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION


     The Board of Directors believes that it is in the best interests of the Company and its stockholders to have a sufficient number of shares of Common and Preferred Stock to issue in connection with such corporate purposes as the Board of Directors may, from time to time, consider advisable. Accordingly, on July 10, 2000, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock from 15,000,000 to 30,000,000 and to increase the number of shares of Preferred Stock from 1,000,000 to 2,000,000. The Certificate of Incorporation will remain the same in all other respects. The form of the amendment to the Certificate of Incorporation is attached hereto as APPENDIX A.


     Having such shares available for issuance in the future will give the Company greater flexibility and will allow the Board of Directors to issue such shares without the delay and expense of a special meeting of stockholders to authorize such issuance. The Company could issue such shares in connection with acquisitions, stock splits, stock dividends, the exercise of options granted under various stock option and other employee benefit plans, equity financings or other transactions.

     On June 30, 2000, there were approximately 7,763,760 shares of Common Stock issued and outstanding. This number does not include 4,729,055 shares reserved for issuance under outstanding options and warrants to purchase shares of Common Stock as well as shares reserved for future issuance under our equity incentive plans as of June 30, 2000.

     The increase in authorized Common and Preferred Stock will not have any immediate effect on the rights of existing stockholders. However, the Board of Directors will have the authority to issue authorized Common and Preferred Stock without requiring future stockholder approval of such issuances, except as may be required by the Certificate of Incorporation and applicable law and regulations. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to our existing stockholders. The holders of Common and Preferred Stock have no preemptive rights to subscribe for or purchase any additional shares of Common and Preferred Stock that may be issued in the future, although the conversion price of the Preferred Stock will be adjusted upon the sale of additional shares of Common Stock at below-market rates.

     The increase in the authorized number of shares of Common and Preferred Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common and Preferred Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common and Preferred Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board of Directors is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the authorized shares of Common and Preferred Stock be used as a type of antitakeover device.

VOTE REQUIRED


     The affirmative vote of a majority of the shares outstanding is necessary for approval of the amendment to the Certificate of Incorporation. Abstentions are counted in the tabulation of votes entitled to be cast and therefore have the effect of a vote against the proposal, whereas broker non-votes are not counted and have no effect on the vote.


     The Board of Directors recommends that the stockholders vote FOR approval of Proposal Two.

        PROPOSAL THREE - APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN


     The Board of Directors believes that it is in the best interests of the Company and its stockholders to encourage the highest level of performance by selected employees, consultants and advisors of the Company by enabling these persons to acquire a proprietary interest in the Company. Accordingly, on June 29, 1999, the Board of Directors adopted the 1999 Stock Option Plan (the "Plan") pursuant to which up to 500,000 shares of common stock may be issued upon the exercise of stock options granted to eligible participants, and, on July 10, 2000, the Board of Directors adopted an amendment to the Plan to increase the number of shares available for the grant of options by 500,000 shares to an aggregate of 1,000,000 shares, subject to the approval of stockholders.


     Currently, there are 100,000 options outstanding under the Plan and 400,000 shares available for future option grants thereunder. Richard Moskowitz will be eligible for grants of 240,000 shares in January 2001 and 240,000 shares in January 2002 if he fulfills the term of his employment agreement. See "Executive Compensation - Employment Agreements". The Company also has outstanding a total of 862,050 options previously granted under other option plans and 144,150 shares available for future grants under such plans.

     Due to the limited number of non-committed shares available for option grants under these plans, the Board of Directors decided to amend the Plan so that the Company would be able to continue to grant options as a means of attracting, retaining and motivating its employees, consultants and advisors.

     The following summary of the principal provisions of the Plan is subject to the full text thereof. The form of the amendment to the Plan is attached hereto as APPENDIX B. A copy of the Plan in its entirety may be obtained from the Company by any stockholder upon written request.

GENERAL NATURE AND PURPOSE OF THE PLAN

     The underlying objective of the Plan is to further the interests of the Company by strengthening the desire of employees, consultants and advisors to continue their relationship with the Company and by inducing other individuals to become employees, consultants or advisors to the Company through the grant of options. Options issued under the Plan may be either incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the "Code") or non-qualified stock options.

SECURITIES SUBJECT TO THE PLAN

     At this time, the Plan authorizes the issuance of up to 500,000 shares of Common Stock, which represents approximately 6.4% of the shares outstanding on June 30, 2000. In the event of any change in the number of outstanding shares of Common Stock by reason of reorganization, merger, recapitalization, reclassification, stock dividend, stock split, exchange or combination of shares or other similar transactions, appropriate and proportionate adjustment will be made in the number of shares subject to outstanding options and the exercise price thereof.

ADMINISTRATION

     The Plan may be administered either by a committee consisting of at least two directors appointed by the Board of Directors or by the Board of Directors as a whole. If a committee is appointed, the Board of Directors, instead of that committee, may at any time take any action permitted to be taken by such committee under the Plan. As used hereafter, the term "Committee" refers to the body, whether a committee or the Board of Directors as a whole, that is at the time administering the Plan. The Committee has full authority, subject to the provisions of the Plan, to grant options, to designate recipients and determine the terms of their options, to establish rules and regulations that it deems appropriate for the proper administration of the Plan and to interpret and make determinations under the Plan. Members of the Committee serve at the discretion of the Board of Directors.

ELIGIBILITY

     Options may be granted to persons who are employees, consultants or advisors of the Company or any subsidiary or parent company of the Company. Incentive options may be granted only to employees of the Company or any subsidiary or parent of the Company.

     At June 30, 2000, the Company had nine employees and two consultants who were eligible to receive options under the Plan. At June 30, 2000, executive officers as a group (two persons) held options to purchase 429,500 shares, and all employees as a group (other than executive officers) held options to purchase 402,050 shares of Common Stock under all of the Company's option plans.

     For information concerning stock options previously granted to certain executive officers and directors of the Company under the Company's other plans, see "Executive Compensation" and "Proposal One - Election of Directors - Directors' Compensation."

TERMS AND CONDITIONS OF OPTIONS

     Options granted under the Plan expire on such date as is determined by the Committee, unless earlier terminated as provided in the Plan, but in no event later than ten years after the grant date (five years with respect to incentive options granted to an optionee who owns, or would be considered to own by reason of Section 424(d) of the Code, more than 10% of the outstanding Common Stock of the Company or any subsidiary on the grant date).


     Options are exercisable in installments as determined by the Committee, except that options must vest at a rate of at least 20% per year beginning one year after the grant date. The exercise price for options is determined by the Committee at the time of grant, subject to the following: (a) the exercise price of an incentive option may not be less than 100% of the fair market value of the Common Stock on the grant date (110% of the fair market value in the case of incentive options granted to a person who on the grant date owns or is considered to own more than 10% of the outstanding Common Stock); and (b) the exercise price of a non-qualified option may not be less than 85% of the fair market value of the Common Stock on the grant date. On July 28, 2000, the closing price of the Common Stock on the OTC Bulletin Board was $0.75 per share.


     If the aggregate fair market value (determined at the time each incentive option is granted) of Common Stock for which all incentive options held by an optionee (whether granted under the Plan or any other plan of the Company) are exercisable for the first time during any calendar year exceeds $100,000, the amount of such excess will be treated as a non-qualified option.

     The exercise price of an option is payable in cash or, with the approval of the Committee, in shares of Common Stock that have been owned by the optionee for at least six months, by full recourse promissory note secured by the shares purchased, by cancellation of indebtedness of the Company to the optionee, by waiver of compensation due or accrued for services rendered or through a same day sale arranged through a broker.

     If an optionee ceases to be employed or retained by the Company for any reason other than death or permanent disability, options will expire on the earlier of three months from the date of such termination or expiration of the term of the option. During the period between the optionee's termination and expiration of the option, the option may only be exercised to the extent that it was exercisable on the date of such termination. Upon the death or permanent disability of an optionee while an employee, director, consultant or advisor, options will expire on the earlier of one year from the date of death or permanent disability or the expiration of the term of the option, and can be exercised only to the extent that the options could have been exercised on the date of death or permanent disability.

TRANSFERABILITY OF AWARDS

     Options granted under the Plan are not transferable or assignable other than by will or by the laws of descent and distribution.

DURATION AND MODIFICATION OF THE PLAN AND OPTIONS

     The Plan will remain in effect until all shares covered by options granted under the Plan have been purchased or all rights to acquire the shares have lapsed. No options may be granted under the Plan after June 28, 2009, although the Board of Directors may terminate the granting of options under the Plan at an earlier date or may amend or otherwise modify the Plan. Except for adjustments made necessary by changes in the Common Stock, the Board of Directors may not, without stockholder approval, increase the total number of shares to be offered under the Plan or materially modify the eligible class of participants in the Plan.

     The Committee may modify or amend the terms of outstanding options, including to change or accelerate the vesting of an options or to change the exercise price of an option, with the consent of the holder thereof.

     In the event of the liquidation or dissolution of the Company, or upon any reorganization, merger or consolidation in which the Company is not the survivor, or upon the sale (by merger or otherwise) of substantially all of the assets of the Company or of more than 80% of the then outstanding stock of the Company to another corporation or entity, unless the options are assumed or equivalent options are substituted by the surviving or acquiring company, all outstanding options will become fully exercisable during the 30 days preceding the effective date of such event and will terminate on the effective date of such event.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is only a summary of certain significant United States federal income tax consequences of the Plan based on currently applicable provisions of the Code and the regulations promulgated thereon.

     GRANT OF STOCK OPTIONS. The grant of an incentive option or a non-qualified option under the Plan is not a taxable event to the optionee.

     EXERCISE OF NON-QUALIFIED STOCK OPTIONS. An optionee will recognize ordinary income for federal income tax purposes on the date a non-qualified option is exercised. The amount of income recognized is equal to the excess of the fair market value of the shares acquired on the date of exercise over the purchase price of such shares. The optionee's tax basis in the shares acquired upon the exercise of a non-qualified option is equal to the fair market value of such shares on the exercise date. The optionee will recognize capital gain or loss upon a sale or exchange of the option shares to the extent of any difference between the amount realized and the optionee's tax basis in the shares.

     EXERCISE OF INCENTIVE STOCK OPTIONS. An optionee will not recognize income upon the exercise of an incentive option. However, the "spread" between the fair market value of the shares at the time of exercise and the exercise price is included in the calculation of alternative minimum taxable income for purposes of the alternative minimum tax.

     If the optionee does not dispose of the shares received upon exercise of the option within both the two-year period after the incentive option was granted and the one-year period after the exercise of the incentive option (the "ISO holding periods"), the optionee will recognize capital gain or loss when he disposes of the shares. Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition.

     If the shares acquired upon exercise of an incentive option are disposed of before the end of the ISO holding periods, the disposition is a "disqualifying disposition" which results in the optionee recognizing ordinary income in an amount generally equal to the lesser of (a) the excess of the value of the shares on the option exercise date over the exercise price or (b) the excess of the amount received upon disposition of the shares over the exercise price. Any excess of the amount received upon disposition of the shares over the value of the shares on the exercise date will be taxed to the optionee as capital gain.

     COMPANY DEDUCTIONS. The Company (or its subsidiary) generally is entitled to a deduction for federal income tax purposes at the same time and in the same amount that the participant recognizes ordinary income, to the extent that such income is considered reasonable compensation under the Code. Deductions may be limited by Section 162(m) of the Code with respect to options granted to certain executive officers if the options do not qualify as "performance-based compensation" under that section. Neither the Company nor any subsidiary is entitled to a deduction with respect to payments that constitute "excess parachute payments" pursuant to Section 280G of the Code and that do not qualify as reasonable compensation pursuant to that section. Such payments also subject the recipients to a 20% excise tax.

ACCOUNTING TREATMENT

     Option grants to employees and directors with an exercise price less than the fair market value of the common stock on the grant date will result in compensation expense to the Company in an amount equal to the excess of the fair market value of the shares on the grant date over the exercise price. This charge will generally be expensed by the Company over the vesting period of the option. Option grants with exercise prices not less than fair market value on the grant date will not result in any direct charge to the Company's earnings. However, the fair value of these options is required to be disclosed in the notes to the Company's financial statements and the Company must also disclose, on a proforma basis, the impact that those options would have on the Company's reported earnings with the value of the options at the time of grant treated as a compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully diluted basis.

VOTE REQUIRED

     The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on this proposal is necessary for the approval of the amendment to the Plan. Abstentions are counted in the tabulation of votes entitled to be cast and therefore have the effect of a vote against the proposal, whereas broker non-votes are not counted and have no effect on the vote.

     The Board of Directors recommends that the stockholders vote FOR approval of Proposal Three.

                             EXECUTIVE COMPENSATION

     The following tables provide information concerning the compensation of the Chairman/President and the Chief Executive Officer and each other executive officer whose total salary and bonus exceeded $100,000 in the fiscal year ended March 31, 2000 (the "Named Officers").

SUMMARY COMPENSATION TABLE


                                                                               LONG-TERM
                                                ANNUAL COMPENSATION           COMPENSATION
                                              ---------------------         ------------------
                                                                                SECURITIES
NAME AND                        FISCAL                                      UNDERLYING OPTIONS      ALL OTHER
PRINCIPAL POSITION               YEAR         SALARY(1)        BONUS               (#)             COMPENSATION(2)
------------------               ----         ---------        -----        ------------------   -----------------
Dr. Gershon Weltman,             2000          $136,480         $-0-             7,500                $17,433
President                        1999           179,563          -0-               -0-                 17,433
                                 1998           162,741          -0-            45,000                 17,433

Richard Moskowitz,               2000          $ 37,500         $-0-           765,000                $   -0-
Chief Executive Officer          1999             -0-            -0-               -0-                    -0-
                                 1998             -0-            -0-               -0-                    -0-

---------------------------
(1) Includes amounts deferred under the Company's 401(K) Plan, payments for vacation in lieu of time off and deferred compensation of $37,500 for Mr. Moskowitz per his employment agreement.

(2) Represents premiums for life and disability insurance for the benefit of Dr. Weltman.

FISCAL YEAR 2000 OPTION/WARRANT GRANTS



                                                             % OF TOTAL OPTIONS
                                  NUMBER OF SECURITIES           GRANTED TO          EXERCISE
                                   UNDERLYING OPTIONS            EMPLOYEES IN        PRICE PER        EXPIRATION
NAME                                 GRANTED (1)                  FISCAL YEAR          SHARE             DATE
----                            -----------------------          -----------           -----             ----
Dr. Gershon Weltman                        7,500                     0.6%              $0.530           1/05

Richard Moskowitz                         100,000                    8.6%              $0.250          11/02
                                          400,000                   34.2%               0.250          12/02
                                          265,000                   22.7%               0.770           1/04

Robert Parker                             12,500                     1.1%              $0.625           9/04
                                          12,500                     1.1%               1.156           4/05
Dr. John Lyman                            12,500                     1.1%              $0.625           9/04
                                          12,500                     1.1%               1.156           4/05
Stanley Schneider                         12,500                     1.1%              $0.625           9/04
                                          12,500                     1.1%               1.156           4/05
Dr. Amos Freedy                           12,500                     1.1%              $0.625           9/04
                                          12,500                     1.1%               1.156           4/05

_________________________

(1) The options are fully vested and are subject to earlier termination in the event of termination of employment, death and certain corporate events as described under "Option Exercises and Fiscal Year-End Option Values."

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES


                                SHARES                        NUMBER OF SECURITIES
                              ACQUIRED                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                 ON            VALUE            OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
NAME                           EXERCISE     REALIZED(1)         FISCAL YEAR-END              FISCAL YEAR-END(2)
----                        -------------   -----------   ----------------------------   ---------------------------
                                                          EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                          -----------    -------------   -----------   -------------
Dr. Gershon Weltman              1,000         $344          62,500          2,000        $ 35,076       $ 1,953

Richard Moskowitz                  --            --         566,250        198,750        $478,714       $76,767

_____________________

(1) Represents the difference between the aggregate market value on the date of exercise and the aggregate exercise price in accordance with SEC rules. The actual value that may be realized depends on the amount by which the sales price of the shares exceeds the exercise price.

(2) Represents the difference between the aggregate market value on March 31, 2000 ($1.15625 per share) and the aggregate exercise price of options with an exercise price of less than $1.15625 per share.

     Under the terms of the Company's stock option plans, the Stock Option Committee may modify the terms of outstanding options, including the exercise price and vesting schedule. In the event of the dissolution or liquidation of the Company, or any reorganization, merger or consolidation in which the Company is not the surviving corporation, or the sale of substantially all of the Company's assets or of more than 80% of its outstanding stock to another corporation or entity, all outstanding options will become fully exercisable 30 days prior to the effective date of any such transaction unless the options are assumed by the surviving or successor corporation.

EMPLOYMENT AGREEMENTS


     Mr. Richard Moskowitz is employed pursuant to an employment agreement with the Company for a term of three years. The employment agreement provides for a base salary of $150,000 and includes potential annual bonuses related to gross receipts of the Company. The agreement also provides for an annual grant of 240,000 options to purchase common stock at the market price at the time of such grant. Such options vest on a quarterly basis over a three-year period. The Company has a right to terminate the agreement for cause if Mr. Moskowitz fails to meet certain performance criteria, or if he resigns. If Mr. Moskowitz is terminated without cause, he will be entitled to: (a) payment of his annual salary for periods between one year and the remaining term of the agreement; (b) bonuses up to the point of termination; and (c) options between one year's grant and all those remaining under the agreement. During the term of his employment, Mr. Moskowitz may not directly or indirectly engage or participate in any business that is in competition with the Company.



     Dr. Gershon Weltman is employed pursuant to an employment agreement with the Company that automatically renews for one-year periods unless notice is given by either party at least 30 days prior to August 1 of each year. The agreement provides for a minimum annual base salary of $168,000, which is adjusted annually for increases in the Consumer Price Index for Los Angeles. In the event Dr. Weltman becomes permanently disabled during the term of the agreement, he will be entitled to a minimum monthly disability benefit of approximately $8,000. If Dr. Weltman dies during the term of the agreement, the Company will receive a payment of $500,000 and his beneficiary will receive a payment of $750,000. The Company is funding the disability and death benefits payable to Dr. Weltman with insurance policies. Dr. Weltman has the right to terminate his employment in the event of a change in control (as defined in the agreement) of the Company if he determines in his sole discretion that such change would impair his ability to effectively discharge his duties or if his position is down-graded. If Dr. Weltman terminates his employment because of such a change of control, he will be entitled to receive in each of the three years following termination of employment an amount equal to 60%, 50% and 40%, respectively, of his base annual salary plus bonus, if any, for the year immediately preceding such termination payable in 36 monthly installments. During the term of his employment and during any period in which he receives severance benefits, Dr. Weltman may not directly or indirectly engage or participate in any business that is in competition with the Company.

                              CERTAIN TRANSACTIONS

     In April 1999 and July 1999, November Lazar Scher, Inc. was granted warrants to purchase 50,000 shares and 200,000 shares of the Company's common stock, respectively. The warrants have an exercise price of $0.85 per share and were issued to the marketing services firm for services rendered in accordance with a service agreement with the Company. The warrants have a five-year term.

     In December 1999, Richard Moskowitz purchased for $100,000 in cash 400,000 shares of common stock and warrants exercisable for 500,000 shares of common stock. The warrants have an exercise price of $0.25 per share and a three-year term.

     In December 1999, Jason Goodman purchased for $50,000 in cash 200,000 shares of common stock and warrants exercisable for 50,000 shares of common stock. The warrants have an exercise price of $0.25 per share and a three-year term.

     In December 1999, Ronald Marks purchased for $100,000 in cash 222,222 shares of common stock and warrants exercisable for 222,222 shares of common stock. The warrants have an exercise price of $0.56 per share and a four-year term.

     In January 2000, Gary Boxer purchased for $50,000 in cash 111,111 shares of common stock and warrants exercisable for 111,111 shares of common stock. The warrants have an exercise price of $0.56 per share and a three-year term.

     In February 2000, Puglisi Capital Partners purchased for $375,000 in cash 750,000 shares of common stock and warrants exercisable for 750,000 shares of common stock. The warrants have an exercise price of $1.00 per share and a one-year term.

     In February 2000, Wardenclyffe MicroCap Fund L.P. purchased for $65,000 in cash 130,000 shares of common stock and warrants exercisable for 130,000 shares of common stock. The warrants have an exercise price of $1.00 per share and a six-month term.

     Instead of paying the exercise price in cash, all of the foregoing warrants may be exercised for the net number of shares issuable on the basis that a portion of the shares having a fair market value equal to the exercise price are delivered in payment of the exercise price. The Company has also granted the warrantholders the right to include their shares of Common Stock in certain registration statements filed by the Company under the Securities Act of 1933. See "Ownership of Common Stock."

                            OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information, as of June 30, 2000, with respect to ownership of shares of Common Stock by each person who is known by the Company to own beneficially 5% or more of the Common Stock, each Named Officer, each director of the Company and all executive officers and directors of the Company as a group.


                                                                    SHARES BENEFICIALLY                PERCENTAGE
NAME*                                                                      OWNED                        OWNERSHIP
-----                                                               -------------------                -----------
Richard Moskowitz                                                          1,032,500 (1)                  12.3%
1 Hickory Lane
Westport, Connecticut  06880

Dr. Gershon Weltman                                                          310,011 (2)                   4.0%
3527 Beverly Glen Terrace
Sherman Oaks, California  91423

Dr. Amos Freedy
3A Kashani Street                                                            307,919 (3)                   3.9%
Tel Aviv, Israel  69499

Dr. John Lyman                                                               221,911 (4)                   2.9%

Stanley B. Schneider                                                         162,111 (5)                   2.1%

Robert Parker                                                                 35,500 (6)                    **

Richard Vestewig                                                              38,000 (7)                    **

All Executive Officers and Directors                                       2,107,952 (8)                  24.3%
as a Group (7 persons)

Winston Mar                                                                  503,286 (9)                   6.3%
TWG, Inc.
5631 Leeds Street
Southgate, California  90280

Eagle Capital, Ltd.                                                          835,888(10)                  10.2%
3836 North Keeler Street
Suite 200
Chicago, Illinois  60641

Puglisi Capital Partners, L.P.                                             1,500,000(11)                  17.6%
399 Park Avenue
New York, New York  10022

Ronald A. Marks                                                              444,444(12)                   5.6%
315 South June Street
Los Angeles, California  90020

_______________________________

*        Includes addresses of 5% or more stockholders
**       Less than 1%

(1) Includes 132,000 shares subject to options and 500,000 shares subject to warrants that are exercisable within 60 days.
(2) Includes 62,500 shares subject to options that are exercisable within 60 days and 1,670 shares held in the Company's 401(k) Plan over which Dr. Weltman, as trustee, has voting power.
(3) Includes 155,521 shares of Common Stock and warrants to purchase 55,556 shares of Common Stock held by the Freedy Family Trust, of which Mr. Freedy is a trustee and beneficiary, 59,842 shares held for the benefit of minor children and 37,000 shares subject to options that are exercisable within 60 days.
(4) Includes 31,000 shares subject to options that are exercisable within 60 days.
(5) Includes 31,000 shares subject to options that are exercisable within 60 days.
(6) Includes 33,500 shares subject to options that are exercisable within 60 days.
(7) Includes 31,000 shares subject to options that are exercisable within 60 days.
(8)  Includes 914,056 warrants that are exercisable within 60 days.
(9) Includes 282,143 shares subject to exercisable warrants. TWG, Inc., the record owner of the shares, is controlled by Winston Mar.
(10) Includes 444,444 shares subject to exercisable warrants. Eagle Capital, Ltd. is a limited partnership of which Michael P. Traba and Christine M. Traba, husband and wife, are general partners.
(11) Includes 750,000 shares subject to warrants that are exercisable within 60 days.
(12) Includes 222,222 shares subject to warrants that are exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and holders that own more than 10% of Perceptronics stock to file reports regarding their ownership and changes in ownership of Perceptronics equity securities. Based on its review of these reports and written statements from executive officers and directors, Perceptronics is aware of the following filing deficiencies: Amos Freedy, Michael Laney (a former director), Eagle Capital, Ltd., Michael P. Traba, Christine M. Traba and Daniel J. Mack as custodian for Andrew M. Traba each filed a late Form 3; Thomas J. Lubaczewski, Richard E. Vestewig, Eagle Capital, Ltd., Michael P. Traba, Christine M. Traba and Daniel J. Mack, as custodian for Andrew M. Traba, each filed a Form 4 late, each with respect to one transaction; and TWG, Inc. did not file a Form 3 upon subscribing to purchase shares and warrants, which purchases, if completed, would have made it a holder of more than 10% of the outstanding Common Stock at that time. TWG, Inc. did not complete the purchases and does not beneficially own more than 10% of the outstanding Common Stock at June 30, 2000. See "Certain Transactions."

                             AUDITORS OF THE COMPANY

     The Company's independent certified public accountants for the fiscal year ended March 31, 2000 were Beckman Kirkland & Whitney, which firm the Company intends to appoint for the current fiscal year. A representative of Beckman Kirkland & Whitney is expected to be present at the Meeting with the opportunity to make a statement if he so desires and to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

     Any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy for the Annual Meeting of Stockholders to be held in 2001 must submit such proposal so that it is received by the Company no later than APRIL 13, 2001, and such proposal must otherwise comply with the Company's Bylaws (the "Bylaws") and Rule 14a-8 under the Securities Exchange Act of 1934, as amended.


     Pursuant to the Bylaws, no business proposal will be considered properly brought before an Annual Meeting by a stockholder, and no nomination for the election of directors will be considered properly made at an Annual Meeting by a stockholder, unless advance notice thereof and certain information is provided to the Company in accordance with the Bylaws by June 14, 2000. If a stockholder submits a proposal at the Meeting to be held in 2000 other than in accordance with Rule 14a-8 and does not provide notice of such proposal to the Company by June 14, 2000, the holders of any proxy solicited by the Board of Directors for use at the Meeting will have discretionary authority to vote with respect to such proposal.

                             DISCRETIONARY AUTHORITY

     While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority, however, in the event any additional matters should be properly presented.


GERSHON WELTMAN
Secretary


July 28, 2000

                                   APPENDIX A

                                    AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                               PERCEPTRONICS, INC.




     The following is the text of Article Fourth of the Certificate of Incorporation of the Company, as proposed to be amended:

FOURTH:

     (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty-two million (32,000,000), consisting of:

          (1) two million (2,000,000) shares of Preferred Stock, par value one-tenth cent ($.001 per share) (the "Preferred Stock"); and

          (2) thirty million (30,000,000) shares of Common Stock, par value one-tenth cent ($.001) per share (the "Common Stock").

     (b) The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series to the extent permitted by the Delaware General Corporation Law, as amended from time to time.

                                   APPENDIX B

                                    AMENDMENT
                                       TO
                             1999 STOCK OPTION PLAN
                                       OF
                               PERCEPTRONICS, INC.



     The following is the text of Section 4 of the 1999 Stock Option Plan of the Company, as proposed to be amended:

4.   NUMBER OF SHARES SUBJECT TO PLAN

     The stock to be offered under the Plan shall consist of up to 1,000,000 shares of the Company's Common Stock. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of this Plan.

                              PERCEPTRONICS, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 15, 2000

    KNOW ALL MEN BY THESE PRESENTS that the undersigned hereby constitutes and appoints DR. GERSHON WELTMAN and RICHARD MOSKOWITZ, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the common shares of PERCEPTRONICS, INC. held of record by the undersigned at July 28, 2000 at the Annual Meeting of Stockholders to be held on September 15, 2000, or any adjournment thereof, as indicated below and, in their discretion, on other matters which properly come before the meeting.

(1)  Election of Directors:
     / / FOR all nominees listed below (except as             / / WITHHOLD AUTHORITY to vote for all nominees listed
        indicated to the contrary below)

Dr. Gershon Weltman, Richard Moskowitz, Dr. Amos Freedy, Dr. John Lyman, Robert
                        Parker and Stanley B. Schneider.

 (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
--------------------------------------------------------------------------------

    (2) To approve an amendment to the Company's Certificate of Incorporation to increase the number of common and preferred shares authorized.

        FOR  / /             AGAINST  / /             ABSTAIN  / /

    (3) To approve an amendment to the Company's 1999 Stock Option Plan for employees, consultants and advisors to increase the number of shares authorized.

        FOR  / /             AGAINST  / /             ABSTAIN  / /

    (4) IN THEIR DISCRETION, ON OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PERCEPTRONICS, INC. IF NO VOTE IS INDICATED, THIS PROXY WILL BE VOTED WITH AUTHORITY FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS
(2) AND (3).
                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                         (CONTINUED FROM REVERSE SIDE)

    YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THIS PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE MEETING. THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                                                  IMPORTANT. Please sign exactly
                                                  as your name or names appear
                                                  on the share certificates, and
                                                  when signing as an attorney,
                                                  executor, administrator,
                                                  trustee or guardian, give your
                                                  full title as such. If the
                                                  signatory is a corporation,
                                                  sign the full corporate name
                                                  by duly authorized officer, or
                                                  if a partnership, sign in
                                                  partnership name by authorized
                                                  person.

                                                  Date: __________________, 2000

                                                  ______________________________
                                                            Signature

                                                  ______________________________
                                                            Signature